UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: January 6, 2015

AXION POWER INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-22573	65-0774638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3601 Clover Lane

New Castle, PA 16105

(Address of principal executive offices)

(724) 654-9300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Election of a Director; Committee Appointments for a Director

Election of Donald Farley

Donald F. Farley has been appointed to Axion Power International, Inc.’s (the “Company”) Board of Directors, effective January 10, 2015. As president of Farley & Associates, Inc. Mr. Farley provides strategic planning, business development direction and executive mentoring services for private businesses and emerging new businesses. From 1998 to 2009, Mr. Farley was CEO of Spencer Trask Specialty Group where he organized and monitored a portfolio of emerging startup companies in healthcare, nutrition and specialty chemicals. From 1965 to 1988, Mr. Farley enjoyed a diverse career at Pfizer, Inc. He began his career in manufacturing with the Pfizer Chemical Division and progressed through several managerial positions to eventual leadership as president of the Pfizer Specialty Chemicals Group. Mr. Farley led the redirection and transformation of this global business from specialty chemicals into specialty food ingredients and related technical services, resulting in its transition to a new identity as the Pfizer Food Science Group. Subsequent to the divestiture of Food Science in 1995, Mr. Farley served as President of the Pfizer Consumer Health Care Group, a global over-the-counter drug business. Mr. Farley graduated from the University of Rhode Island in 1965, majoring in chemical engineering and later earned an MBA in finance at the University of Hartford.

Mr. Farley will receive an initial grant of stock options and shall be paid Board fees pursuant to stated Company guidelines. Any Board Committee appointments for Mr. Farley shall be announced upon determination thereof.

Committee Appointments for Richard Bogan

On January 6, 2015, the Company confirmed appointment of Richard Bogan to its Audit and Compensation Committees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 12, 2015

Axion Power International, Inc.

By:	/s/ Charles R. Trego
Charles R. Trego
Chief Financial Officer